Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Chief Financial Officer
517/372-9200

Neogen acquires Centrus International

LANSING, Mich., Feb. 21, 2006 – Neogen Corporation (NASDAQ: NEOG) announced that it has acquired all outstanding stock of Centrus International, Inc., from Eastman Chemical Company (NYSE:EMN). Centrus produces Soleris™, a user-friendly, rapid optical testing system that accurately detects microbial contamination.

Centrus will continue to operate in its current facilities in Ann Arbor, Mich., and its other operations will be integrated into those facilities. Centrus recorded sales of Soleris products of approximately $2.8 million in its fiscal year ended Dec. 31, 2005. Consideration for the stock purchase is $3.3 million in cash paid at closing.

“The Soleris technology represents an excellent synergistic fit to our existing business, since Neogen did not have a product line to effectively compete in the general microbial rapid test market,” said James Herbert, Neogen’s president. “The main focus of Neogen’s rapid microbial testing products has been on dangerous foodborne pathogens, such as E. coli, Salmonella, and Listeria. The focus of the automated Soleris system is bacteria associated with poor food quality and spoilage. Soleris provides Neogen a strong entry to this important market with breakthrough technology.”

Most of the existing Soleris customers are existing Neogen customers, or strong prospects for Neogen products. Of the 36 market segments served by Neogen’s Food Safety Division, 29 have been identified as potential users of the Soleris system. The worldwide market for the general microbiology testing that Soleris targets is estimated to be approximately $200 million per year.

In addition to Neogen’s existing food safety market, the Soleris system is also used by the nutraceutical industries (e.g., producers of dietary supplements such as energy drinks and energy bars). The automated Soleris system has broad appeal for companies primarily interested in a general microbiological test.

The sales and marketing of the Soleris system will be shared worldwide by Neogen’s Food Safety Division, and a proven distributor of Centrus products, Denmark-based Foss Analytical. Neogen plans to continue the strong partnership developed between Centrus and Foss that has led to the widespread acceptance of the Soleris technology. For approximately six years, Foss has marketed the Soleris technology worldwide as its MicroFoss™ system, primarily to the meat and dairy industries. Going forward, Foss will retain its distribution rights to the meat and dairy industries in many countries. Neogen’s domestic and international sales groups will target markets, and regions of the world, not covered in the Foss agreement.

The Soleris system is a rapid optical system for the detection of microbial contamination based on an innovative application of classic microbiology. The optical assay measures microbial growth by monitoring pH and other biochemical reactions that generate a color change as microorganisms grow and metabolize. Sensitivity of the automated system enables detection in a fraction of the time needed for traditional methods with less labor and sample handling time. The Soleris system includes a wide array of tests for the food safety industry, including: total viable count, coliforms, E. coli, yeast and molds, lactic acid bacteria, and enterobacteriaceae.

About Neogen: Neogen Corporation develops and markets products and services dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

About Eastman Chemical: Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is the world’s largest producer of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2005 sales of $7 billion and approximately 12,000 employees. For more information about Eastman and its products, visit www.eastman.com.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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